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                                                                    EXHIBIT 11.1

                           HORIZON HEALTH CORPORATION

                       COMPUTATIONS OF EARNINGS PER SHARE


                                                          THREE MONTHS                         SIX MONTHS
                                                        ENDED FEBRUARY 28,                  ENDED FEBRUARY 28,
                                                  ----------------------------        ----------------------------
                                                     1998              1999              1998              1999
                                                  ----------        ----------        ----------        ----------
BASIC
Net income                                        $2,555,886        $1,638,970        $5,079,881        $3,405,397
Weighted average shares outstanding (basic)        7,070,265         6,779,213         7,025,176         6,966,408
                                                  ----------        ----------        ----------        ----------
Basic earnings per share                          $      .36        $      .24        $      .72        $      .49
                                                  ==========        ==========        ==========        ==========

DILUTED
Net income                                        $2,555,886        $1,638,970        $5,079,881        $3,405,397
Weighted average shares outstanding (basic)        7,070,265         6,779,213         7,025,176         6,966,408
Effect of dilutive securities                        671,903 (1)       336,132 (1)       726,529 (1)       347,902 (1)
                                                  ----------        ----------        ----------        ----------
Weighted average shares outstanding (diluted)      7,742,168         7,115,345         7,751,705         7,314,310
                                                  ----------        ----------        ----------        ----------
Diluted earnings per share                        $      .33        $      .23        $      .66        $      .47
                                                  ==========        ==========        ==========        ==========


(1) During fiscal year 1998 and 1999, certain options to acquire common stock were not included in certain computations of EPS because the options exercise price was greater than the average market price of the common shares. The computation of the quarter ended November 30, 1997 excluded 15,000 options with an option price of $26.00. The computation of the quarter ended November 30, 1998 excluded 157,950 options with option prices ranging from $7.4167 to $23.75. The computation of the quarter ended February 28, 1998 excluded 183,222 options with option prices ranging from $22.00 to $26.00. The computation of the quarter ended February 28, 1999 excluded 707,036 options with option prices ranging from $6.9063 to $23.75. The six month calculations incorporate the above referenced exclusions within the applicable periods.




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